SUPPORT  AGREEMENT

THIS  AGREEMENT  is  dated  for  reference  the  29th  day  of  February  2000.

BETWEEN:

EFINANCIAL  DEPOT.COM,  INC.  (A  DELAWARE  CORPORATION)
150-1875  Century  Park  East
Century  City,  California,  U.S.A.  90067

(hereinafter  referred  to  as  "Pubco")

     OF  THE  FIRST  PART,

     -  and  -

WESTCOR  MORTGAGE  INC.  (AN  ALBERTA  CORPORATION)
#204,  1109  -  17th  Avenue  SW
Calgary,  Alberta  T2T  5R9

(hereinafter  referred  to  as  "Westcor")

     OF  THE  SECOND  PART.

     WHEREAS pursuant to the provisions of a share purchase agreement between Pubco and the shareholders of Westcor dated for reference February 29, 2000, (hereinafter referred to as the "Share Purchase Agreement") the parties thereto agreed that Pubco and Westcor would deliver this Support Agreement; and,

     WHEREAS pursuant to the provisions of the Share Purchase Agreement, the shareholders of Westcor represented that the articles of Westcor would authorize an infinite number of Exchangeable Shares having the attributes as set out in the restated articles and articles of amendment of Westcor (the "Exchangeable Share Provisions"); and,

     WHEREAS the parties hereto wish to provide for and establish a procedure whereby Pubco will take certain actions and make certain payments and deliveries necessary to ensure that Westcor will be able to make certain payments and to deliver or cause to be delivered shares of Pubco Common Stock in satisfaction of the obligations of Westcor under the Exchangeable Share Provisions with respect to the payment and satisfaction of dividends, Liquidation Amounts, Retraction Prices, and Redemption Prices all in accordance with the Exchangeable Share Provisions;

     NOW THEREFORE in consideration of the respective covenants and agreements provided in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

1.     Definitions  and  Interpretation

(1) Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning attributed thereto in the Exchangeable Share Provisions, unless the context requires otherwise.

(2) Interpretation Not Affected by Headings, etc. The division of this Agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

(3) Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

(4) Date for any Action. If any date on which any action is required to be taken under this Agreement is not a Business Day, such action shall be required to be taken on the next succeeding Business Day.

2.     Covenants  of  Pubco  and  Westcor

(1) Covenants of Pubco Regarding Exchangeable Shares. Pubco covenants and agrees that so long as any Exchangeable Shares are outstanding, it will:

(1) not declare or pay any dividend on Pubco Common Stock unless (A) Westcor will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Shares and Westcor does simultaneously declare or pay, as the case may be, an equivalent dividend on the Exchangeable Shares, in each case in accordance with the Exchangeable Share Provisions, or (B) it provides the holder of each Exchangeable Share with a benefit that in Pubco's reasonable opinion is equivalent to the dividend on each share of Pubco Common Stock, and it provides a description of this benefit to each holder of Exchangeable Shares 15 days prior to the declaration or payment of any dividend;

(2) advise Westcor sufficiently in advance of the declaration by Pubco of any dividend on Pubco Common Stock and take all such other actions as are necessary, in cooperation with Westcor, to ensure that the respective declaration date, record date and payment date for a dividend on the Exchangeable Shares shall be the same as the record date, declaration date and payment date for the corresponding dividend on Pubco Common Stock;

(3)     ensure  that  the  record date for any dividend declared on Pubco Common
Stock is not less than 10 calendar days after the declaration date for such dividend;

(4) take all such actions and do all such things as are necessary or desirable to enable and permit Westcor, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Liquidation Amount in respect of each issued and outstanding Exchangeable Share upon the liquidation, dissolution or winding-up of Westcor, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Westcor to cause to be delivered shares of Pubco Common Stock to the holders of Exchangeable Shares in accordance with the provisions of Article 3.6 of the Exchangeable Share Provisions;

(5) take all such actions and do all such things as are necessary or desirable to enable and permit Westcor, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit Westcor to cause to be delivered shares of Pubco Common Stock to the holders of Exchangeable Shares, upon the retraction or redemption of the Exchangeable Shares in accordance with the provisions of Article 3.7 or Article
3.8  of  the  Exchangeable  Share  Provisions,  as  the  case  may  be;  and

(6) not exercise its vote as a direct or indirect shareholder to initiate the voluntary liquidation, dissolution or winding-up of Westcor nor take any action or omit to take any action that is designed to result in the liquidation, dissolution or winding-up of Westcor.

(2) Reservation of Shares of Pubco Common Stock. Pubco hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of shares of Pubco Common
Stock (or other shares or securities into which Pubco Common Stock may be reclassified or changed as contemplated by section 2(5) hereof) (i) as is equal to the sum of (A) the number of Exchangeable Shares issued and outstanding from time to time and (B) the number of Exchangeable Shares issuable upon the exercise of all rights to acquire Exchangeable Shares outstanding from time to time and (ii) as are now and may hereafter be required to enable and permit Westcor to meet its obligations hereunder, under the Voting Trust and Exchange Agreement, under the Exchangeable Share Provisions and under any other security or commitment pursuant to the Share Purchase Agreement with respect to which Pubco may now or hereafter be required to issue shares of Pubco Common Stock.

(3) Notification of Certain Events. In order to assist Pubco to comply with its obligations hereunder, Westcor covenants and agrees to give Pubco notice of each of the following events at the time set forth below:

(1) in the event of any determination by the Board of Directors of Westcor to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Westcor or to effect any other distribution of the assets of Westcor among its shareholders for the purpose of winding-up its affairs, at least 60 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution;

(2)     immediately, upon the earlier of (A) receipt by Westcor of notice of, or
(B) Westcor otherwise becoming aware of, any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Westcor or to effect any other distribution of the assets of Westcor among its shareholders for the purpose of winding-up its affairs;

(3) Immediately, upon receipt by Westcor of a Retraction Request (as defined in the Exchangeable Share Provisions); and,

(4)     as  soon as practicable upon the issuance by Westcor of any Exchangeable
Shares  or  rights  to  acquire  Exchangeable  Shares.

(4) Delivery of Shares of Pubco Common Stock. In furtherance of its obligations hereunder, upon notice of any event which requires Westcor to cause to be delivered shares of Pubco Common Stock to any holder of Exchangeable Shares, Pubco shall and covenants and agrees to forthwith issue and deliver the requisite shares of Pubco Common Stock to or to the order of the former holder of the surrendered Exchangeable Shares, as Westcor shall direct. All such shares of Pubco Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim.

(5)     Equivalence.

(1) Pubco covenants and agrees that it will not without the prior approval of Westcor and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 3.10(b) of the Exchangeable Share Provisions:

(1) issue or distribute shares of Pubco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pubco Common Stock) to the holders of all or substantially all of the then outstanding Pubco Common Stock by way of stock dividend or other distribution; or

(2) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Pubco Common Stock entitling them to subscribe for or to purchase shares of Pubco Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Pubco Common Stock); or

(3) issue or distribute to the holders of all or substantially all of the then outstanding shares of Pubco Common Stock (1) shares or securities of Pubco of any class other than Pubco Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Pubco Common Stock),
(II)  rights,  options  or warrants other than those referred to in subsection 2
(5) (1) (2) above, (III) evidences of indebtedness of Pubco or (IV) assets of Pubco;

     unless

(4) Westcor is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Exchangeable Shares; and Westcor shall issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Exchangeable Shares; or

(5) doing so will not, in the reasonable opinion of Pubco, adversely affect the rights of any holder of Exchangeable Shares, and Pubco provides to each holder of Exchangeable Shares 15 days notice of such intended action.

(2) Pubco will not without the prior approval of Westcor and the prior approval of the holders of the Exchangeable Shares given in accordance with
Section  3.10(b)  of  the  Exchangeable  Share  Provisions:

(1) subdivide, divide or change the then outstanding shares of Pubco Common Stock into a greater number of shares of Pubco Common Stock; or

(2) reduce, combine or consolidate or change the then outstanding shares of Pubco Common Stock into a lesser number of shares of Pubco Common Stock; or

(3) reclassify or otherwise change the shares of Pubco Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Pubco Common Stock;

unless

(4) Westcor is permitted under applicable law to simultaneously make the same or an equivalent change to, or in the rights of holders of, the Exchangeable Shares, and the same or an equivalent change is made to, or in the rights of the holders of, the Exchangeable Shares; or

(5) doing so will not, in the reasonable opinion of Pubco, adversely affect the rights of any holder of Exchangeable Shares, and Pubco provides to each holder of Exchangeable Shares 15 days notice of such intended action.

(3)     Pubco  will  ensure  that  the  record date for any event referred to in section 2(5) (1) or 2 (5) (2) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 calendar days after the date on which such event is declared or announced by Pubco (with simultaneous notice thereof to be given by Pubco to Westcor).

(6) Tender Offers, etc. In the event that a tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Pubco Common Stock (an "Offer") is proposed by Pubco or is proposed to Pubco or its shareholders and is recommended by the Board of Directors of Pubco, or is otherwise effected or to be effected with the consent or approval of the Board of Directors of Pubco, Pubco shall take all such actions and do all such things as are necessary or desirable to enable and permit holders of Exchangeable Shares to participate in such Offer to the same extent and on an equivalent basis as the holders of shares of Pubco Common Stock, without discrimination, including, without limiting the generality of the foregoing, Pubco will use its good faith efforts expeditiously to (and shall, in the case of a transaction proposed by Pubco or where Pubco is a participant in the negotiation thereof) ensure that holders of Exchangeable Shares may participate in all such Offers without being required to retract Exchangeable Shares as against Westcor (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Offer and only to the extent necessary to tender or deposit to the Offer).

(7) Ownership of Outstanding Shares. Without the prior approval of Westcor and the prior approval of the holders of the Exchangeable Shares given in accordance with Section 3.10(b) of the Exchangeable Share Provisions, Pubco covenants and agrees in favour of Westcor that, as long as any outstanding Exchangeable Shares are owned by any person or entity other than Pubco or any of its Subsidiaries, Pubco will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of Westcor and all outstanding securities of Westcor carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares, unless not being and remaining so will not, in the reasonable opinion of Pubco, adversely affect the rights of any holder of Exchangeable Shares, and Pubco has provided to each holder of Exchangeable Shares 15 days notice of Pubco's intention to no longer be or remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of Westcor carrying and all outstanding securities of Westcor or otherwise entitled to voting rights in any circumstances, in each case other than the Exchangeable Shares.

(8) Pubco Not to Vote Exchangeable Shares. Pubco covenants and agrees that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Shares held by Pubco and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Shares in order to be counted as part of the quorum for each such meeting. Pubco further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Shares from time to time pursuant to the Exchangeable Share Provisions or pursuant to the provisions of any corporate statute by which Westcor may be governed with respect to any Exchangeable Shares held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Shares.

(9) Due Performance. On and after the Effective Date, Pubco shall duly and timely perform all of its obligations provided for under the Share Purchase Agreement, this agreement and all of the agreements to which it is a party in connection with the transactions contemplated under the Share Purchase Agreement including any obligations that may arise upon the exercise of Pubco's rights under the Exchangeable Share Provisions.

3.     General

(1) Term. This Agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Exchangeable Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Exchangeable Shares) are held by any party other than Pubco and any of its Subsidiaries.

(2) Changes in Capital of Pubco and Westcor. Notwithstanding the provisions of section 3 (4) hereof, at all times after the occurrence of any event effected pursuant to section 2 (5) or 2 (6) hereof, as a result of which either Pubco Common Stock or the Exchangeable Shares or both are in any way changed, this Agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which Pubco Common Stock or the Exchangeable Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

(3) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby and this Agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

(4) Amendments, Modifications, etc. This Agreement may not be amended or modified except by an agreement in writing executed by Westcor and Pubco and approved by the holders of the Exchangeable Shares in accordance with Section 3.10(b) of the Exchangeable Share Provisions.

(5) Ministerial Amendments. Notwithstanding the provisions of section 3(4), the parties to this Agreement may in writing, at any time and from time to time, without the approval of the holders of the Exchangeable Shares, amend or modify this Agreement for the purposes of.

(1) adding to the covenants of either or both parties for the protection of the holders of the Exchangeable Shares;

(2) making such amendments or modifications not inconsistent with this Agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the board of directors of each of Westcor and Pubco, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Exchangeable Shares; or

(3) making such changes or corrections which, on the advice of counsel to Westcor and Pubco, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of Westcor and Pubco shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Exchangeable Shares.

(6) Meeting to Consider Amendments. Westcor, at the request of Pubco, shall call a meeting or meetings of the holders of the Exchangeable Shares for the purpose of considering any proposed amendment or modification requiring approval of such shareholders. Any such meeting or meetings shall be called and held in accordance with the by-laws of Westcor, the Exchangeable Share Provisions and all applicable laws.

(7) Amendments Only in Writing. No amendment to or modification or waiver of any of the provisions of this Agreement otherwise permitted hereunder shall be effective unless made in writing and signed by both of the parties hereto.

(8) Enurement. This Agreement shall be binding upon and enure to the benefit of the parties hereto and the holders, from time to time, of Exchangeable Shares and each of their respective heirs, successors and assigns.

(9) Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

(1)     if  to  Pubco  at:

EFinancial  Depot.com,  Inc.  (a  Delaware  corporation)
150-1875  Century  Park  East
Century  City,  California,  U.S.A.  90067
Attention:     President
Fax:           604-681-3652

(2)     if  to  Westcor  at:

Westcor  Mortgage  Inc.
#204,  1109  -  17th  Avenue  SW
Calgary,  Alberta  T2T  5R9
Attention:     President
     Fax:          403.228.7101

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

(10) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

(11) Jurisdiction. This Agreement shall be construed and enforced in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

(12)     Recitals.  The  recitals  form  part  of  this  agreement.

(13) Attornment. Pubco agrees that any action or proceeding arising out of or relating to this Agreement may be instituted in the courts of Alberta, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints Westcor at its registered office in the Province of Alberta as Pubco's attorney for service of process.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to take effect as of the date first above written.



E-FINANCIAL  DEPOT.COM,  INC.
(A  DELAWARE  CORPORATION)


Per:  /s/ John Huguet

WESTCOR  MORTGAGE  INC.


Per:  /s/ Patricia Kirkham